Exhibit 10.14

CAI INTERNATIONAL, INC.

VOTING AGREEMENT

February 16, 2007

TABLE OF CONTENTS

1.	Election of Directors.	1
	1.1 Board Representation.	1
	1.2 Appointment of Directors.	2

2.	Additional Representations and Covenants.	2
	2.1 No Revocation.	2
	2.2 Legends.	2
	2.3 Covenants of the Parties.	2
	2.4 No Liability for Election of Recommended Directors.	3
	2.5 Grant of Proxy.	3
	2.6 Specific Enforcement.	3
	2.7 Execution by the Company.	3

3.	Termination.	3
	3.1 Termination Events.	3
	3.2 Removal of Legend.	3

4.	Miscellaneous.	4
	4.1 Successors and Assigns.	4
	4.2 Amendments and Waivers.	4
	4.3 Notices.	4
	4.4 Severability.	4
	4.5 Governing Law.	4
	4.6 Counterparts.	5
	4.7 Titles and Subtitles.	5
	4.8 Manner of Voting.	5
	4.9 Stock Splits, Stock Dividends, etc.	5
	4.10 Binding Effect.	5

CAI INTERNATIONAL, INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of February 16, 2007, by and among Hiromitsu Ogawa (“Seller”), DBJ Value Up Fund, a Japanese partnership (“DBJ”) and CAI International Inc., a Delaware corporation (the “Company”). The Company was formerly known as “Container Applications International, Inc.,” and changed its name to “CAI International, Inc.” on February 2, 2007, at the time it reincorporated in the State of Delaware.

RECITALS

WHEREAS, Seller, DBJ and the Company intend to execute a Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which DBJ intends to purchase and Seller intends to sell 4,028 shares of the Company’s Common Stock (the “Shares”);

WHEREAS, the execution of this Agreement on or by the Closing (as defined in the Purchase Agreement) is a condition of the Seller’s and DBJ’s mutual obligations at the Closing under the Purchase Agreement;

WHEREAS, in order to induce Seller and the Company to approve the sale of the Shares and to induce DBJ to purchase the Shares pursuant to the Purchase Agreement, Seller, DBJ and the Company hereby agree that this Agreement shall set forth the terms and conditions pursuant to which Seller and DBJ shall vote their shares of the Company’s voting stock in favor of certain designees to the Company’s Board of Directors; and

WHEREAS, Seller, DBJ and the Company each desire to facilitate the voting arrangements set forth in this Agreement, and the sale and purchase of the Shares pursuant to the Purchase Agreement, by agreeing to the terms and conditions set forth below;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Election of Directors.

1.1 Board Representation. If the Company has not completed an initial public offering of its common stock (“IPO”) within the period ending the first anniversary of execution of this Agreement, DBJ shall be entitled to appoint a director to the Company’s Board of Directors, as provided in this Agreement. Commencing on the first anniversary of this Agreement, and provided that the Company’s IPO has not been completed, at each annual meeting of the shareholders of the Company, or at any meeting of the shareholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, Seller and DBJ agree on behalf of themselves and any transferee or assignee of the Shares, to vote or act with respect to all of such Shares and any other securities of the Company acquired by Seller or DBJ in the future (and any securities of the Company issued with respect to, or in exchange or substitution for such securities) (the “Common Holder Shares”) so as to elect one (1) representative of DBJ (the “DBJ Designee”) to the Company’s Board of Directors in accordance with Article V of the Company’s Certificate of Incorporation (the “Charter”). Aside from the DBJ Designee, Seller and DBJ shall be entitled to vote for the other members of the Board of Directors of the Company freely and without being bound by this Agreement.

1.2 Appointment of Directors. All directors designated and elected under this Agreement shall be entitled to indemnification by the Company, as may be set forth in the Charter, the Company’s Bylaws and in the Company’s standard form indemnification agreement. All directors shall further be entitled to benefit from any D&O insurance policy that may be adopted by the Company after the Closing. In the event of the resignation, death, removal or disqualification of the DBJ Designee, Seller and DBJ voting as single class shall promptly designate and elect a new director as the DBJ Designee, and Seller and DBJ shall vote their shares of capital stock of the Company as set forth in Section 1.1.

2. Additional Representations and Covenants.

2.1 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

2.2 Legends. Each certificate representing shares of the Company’s capital stock held by the DBJ or any assignee thereof shall bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE CORPORATION AND CERTAIN SHAREHOLDERS OF THE CORPORATION (A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

2.3 Covenants of the Parties. The parties hereto agree to use their respective commercially reasonable best efforts to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the parties’ commercially reasonable best efforts to cause the designation and election of the directors as provided above. The parties will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the parties, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate.

2.4 No Liability for Election of Recommended Directors. Neither Seller, DBJ, the Company, nor any officer, director, shareholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the DBJ Designee to serve on the Company’s Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting in favor of such designee pursuant to this Agreement.

2.5 Grant of Proxy. Upon the failure of Seller or DBJ to vote their Shares in accordance with the terms of this Agreement, Seller or DBJ hereby grants to a shareholder designated by the Board of Directors of the Company a proxy coupled with an interest in all Common Holder Shares owned by Seller or DBJ (which proxy shall be irrevocable until this Agreement terminates pursuant to its terms, or this Section 2.5 is amended to remove such grant of proxy in accordance with Section 4.2 hereof) to vote all such Common Holder Shares in the manner provided herein.

2.6 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

2.7 Execution by the Company. The Company, by its execution in the space provided below, further agrees that it will cause the certificates issued after the date hereof evidencing the Common Holder Shares to bear the legend required by Section 2.2 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Common Holder Shares upon written request from such holder to the Company at its principal office. The parties hereto do hereby agree that the failure to cause the certificates evidencing the Common Holder Shares to bear the legend required by Section 2.2 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 2.7, shall not affect the validity or enforcement of this Agreement.

3. Termination.

3.1 Termination Events. This Agreement shall terminate at such time as (i) the Company consummates the IPO (whether before or after the one-year anniversary of this Agreement); (ii) DBJ ceases to own at least two-thirds (2/3) of the Shares or (iii) Seller, DBJ and the Company consent to terminate this Agreement subject to Section 4.2.

3.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 3.1, any holder of a stock certificate legended pursuant to Section 2.2 may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.

4. Miscellaneous.

4.1 Successors and Assigns. DBJ’s rights under this Agreement are personal rights to DBJ, that may not be assigned. Except as otherwise provided herein (including the foregoing sentence), the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto (including transferees of any shares held by either Seller or DBJ). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Amendments and Waivers. This Agreement and the documents referred to herein constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) Seller, (ii) DBJ and (iii) the Company. Any amendment or waiver so effected shall be binding upon all the parties hereto, including each of their respective successors and assigns.

4.3 Notices. Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by facsimile by the party to be notified, (c) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the exhibits hereto, or at such other address as such party may designate by written notice to the other party given in the foregoing manner.

4.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms. Each party agrees to promptly notify the other party at such time that it becomes aware of any terms of this Agreement that are not enforceable.

4.5 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of New York, without giving effect to principles of conflicts of law thereof. The parties consent to the exclusive jurisdiction of and venue in the state courts in New York City in the State of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York).

4.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.8 Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by the Company’s Bylaws and applicable law.

4.9 Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 2.2.

4.10 Binding Effect. In addition to any restriction that may be imposed by any other agreement by which any party hereto may be bound, this Agreement shall be binding upon the parties, their respective heirs, successors and assigns and to such additional individuals or entities that may become shareholders of the Company and that desire to become parties hereto. Upon the transfer to a transferee reasonably acceptable to the Company, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“SELLER”

/s/ Hiromitsu Ogawa
Hiromitsu Ogawa

“DBJ”

DBJ VALUE UP FUND a Japanese partnership

By:	/s/ Masaski Kumagne
Name:	Masaski Kumagne
Title:	President

“COMPANY”

CAI INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Masaaki Nishibori
Name:	Masaaki Nishibori
Title:	Chief Executive Officer